Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As registered independent public accountants, we hereby consent to the incorporation by reference of our report on the financial statements of Cambridge Heart, Inc. as of and for the years ending December 31, 2008 and December 31, 2007, dated March 31, 2009, included in this Form 10-K, into the Company’s previously filed Registration Statements on Form S-8 (File Nos. 333-12411, 333-93201, 333-72648, 333-85246, 333-108167, 333-114304, 333-135972, 333-143980, 333-150202 and 333-150203) and the Company’s previously filed Registration Statements on Form S-3 (File Nos. 333-143091, 333-121915 and 333-106033).

/s/ Vitale, Caturano & Company, P.C.

VITALE, CATURANO & COMPANY, P.C.

March 31, 2009

Boston, Massachusetts